Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Rice Energy Inc. for the registration of Common Stock and to the incorporation by reference therein of our report dated March 21, 2014, with respect to the financial statements of Alpha Shale Resources, LP, included in Rice Energy Inc.’s Current Report on Form 8-K dated May 4, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 26, 2016